Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement on Form S-3 (File No. 333-291258) and Form S-8 (File Nos. 333-288839 and 333-294339) of Host Digital Inc. (formerly known as Healthy Choice Wellness Corp.) of our report dated May 29, 2026, which included an explanatory paragraph as to the Company’s ability to continue as a going concern, with respect to our audit on the consolidated financial statements of Host Digital Infrastructure LLC as of January 31, 2026 and for the period from July 8, 2025 (inception) through January 31, 2026 appearing in this Current Report on Form 8-K.

/s/ Carr, Riggs & Ingram, L.L.C.

Palm Beach Gardens, Florida

September 17, 2026